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                                  EXHIBIT 10.24
                       to Registrant's Report on Form 10-K
                        for the year-ended June 30, 1998

                        BALDWIN TECHNOLOGY COMPANY, INC.
                            EXECUTIVE AND KEY PERSON
                       CASH INCENTIVE PROGRAM DESCRIPTION


EFFECTIVE DATE:  JULY 1, 1997

OBJECTIVES:

The Baldwin Executive and Key Person Cash Incentive Program (the "Program") is designed to reward executives and key persons with cash incentives based on consistently improving financial performance.

The underlying financial measure is ECONOMIC PROFIT ("EP"). The Program is based on a "sharing" of E P between Program participants and BTI shareholders. The Program results in separate incentive "pools" being calculated at the BTI (worldwide consolidated), Product Group and business unit (subsidiary or division) levels.

The Program is designed without any "cap" on the amount of incentive which can be calculated for any one fiscal year. In order to ensure that Baldwin's financial performance improves on a consistent basis, however, some portion of the Calculated Incentive for a fiscal year may be "banked" as set forth in the PAYOUT AND INCENTIVE BANK section below. Amounts credited to the Incentive Bank are at risk if future performance is negative. Furthermore, in circumstances where financial performance is negative, it is possible for the Incentive Bank to contain a negative balance. This negative balance must be overcome in the future before any incentive payouts can be made.

DEFINITIONS:

Pre-incentive EP. To be calculated in accordance with the attached. BTI reserves the right, in its sole discretion, to adjust any component of the calculation of Pre-incentive EP at a later date. Any adjustment must be made prior to the start of the fiscal year for which the change is effective.

Target Incentive Percent (individual). Incentive opportunity stated as a percent of an individual's salary. Target Incentive Percentages are to be established and approved as follows (subject to further approval by the BTI BOD/Compensation Committee where so required):



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         Participant Level                          Approval Required
         -----------------                          -----------------
Business unit level below President/MD        Business unit President/MD
Business unit President/MD                    Product Group President
Product Group Level below President           Product Group President
Product Group Presidents                      BTI President
BTI level below President                     BTI President
BTI Chairman, CEO and President               BTI BOD/Compensation Committee

Target Incentive Amount (individual). Equal to the actual salary paid to an individual during a fiscal year multiplied by the individual's Target Incentive Percent.

Target Incentive Pool. Represents the sum of the Target Incentive Amounts for all individuals participating in the Program at either the BTI, Product Group, or business unit level.

Absolute Sharing Amount. Calculated by multiplying the absolute amount of Pre-incentive EP for a fiscal year by the Absolute Sharing Percentage. THE ABSOLUTE SHARING AMOUNT CAN NEVER BE LESS THAN ZERO.

Delta Sharing Amount. Calculated by multiplying the difference between the current and prior fiscal years' Pre-incentive EP by the Delta Sharing Percentage. THIS AMOUNT CAN BE BOTH POSITIVE AND NEGATIVE.

Absolute Sharing Percentage. Will be established by BTI for minimum periods of two years and published on each July 1. The percentage may be different for different geographic areas of the world based on local incentive compensation practices.

Delta Sharing Percentage. Will be established by BTI for minimum periods of two years and published on each July 1. The percentage may be different for different geographic areas of the world based on local incentive compensation practices.

Calculated Incentive Pool. Represents the sum of the Absolute Sharing Amount and the Delta Sharing Amount on either a BTI, Product Group or business unit level.

Calculated Incentive (individual). Represents an individual participant's share of the Calculated Incentive Pool as follows:

                   Target Incentive Amount
                   -----------------------   X Calculated Incentive Pool
                   Target Incentive Pool



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INCENTIVE POOL LEVELS:

Program participants shall be included in incentive pools at various levels as follows:

 Participants employed as/at                          Incentive pool level
 ---------------------------                          --------------------

BTI                                               100% based on BTI performance
Sector financial                                  100% based on BTI performance
Product Group Presidents                          25% based on BTI performance
                                                  75% based on Product Group
                                                  performance
Business unit Presidents                          25% based on Product Group
                                                  performance
                                                  75% based on business unit
                                                  performance
All other business unit participants              100% based on business unit
                                                  performance



The above levels are subject to change in the future at the sole discretion of the CEO of BTI. Any such changes must be made prior to the start of the fiscal year for which the change is effective.

INCENTIVE POOL CALCULATIONS

Baldwin executives and key employees will participate in one or more Incentive Pools as described in the immediately preceding section of this Description.

At the end of each fiscal year, Pre-incentive EP calculations will be performed for each business unit, each Product Group and BTI on a consolidated basis. These Pre- incentive EP amounts will be used to determine the Calculated Incentive Pools. After the Calculated Incentive Pools have been determined, the Calculated Incentive for each individual participant will be calculated and payouts will be determined as set forth under the following section.

PAYOUTS AND INCENTIVE BANK:
As noted in the Objectives section of this Program description, the basic concept behind a Incentive Bank is to ensure that, since there is no cap on the amount of incentive that can be calculated for an individual for any one fiscal year, participants are not unduly impacted, either positively or negatively, by inconsistent performance.

Under the Program's Incentive Bank provisions, the Calculated Incentive for an individual participant during any fiscal year will be paid in cash to the extent the Calculated Incentive for the year does not exceed the individual's Target Incentive Amount (but only if there is not a negative balance in the individual's Incentive Bank carrying forward from the prior year - SEE BELOW).


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To the extent the Calculated Incentive for the year is in excess of the individual's Target Incentive Amount, the excess will be added to the Incentive Bank carryforward balance. To the extent the Calculated Incentive for the year is a negative amount, it shall be subtracted, on a dollar-for-dollar basis, from any Incentive Bank carryforward balance and, if in excess of any Incentive Bank carryforward balance, can result in a negative Incentive Bank balance.

Each year, in addition to making cash payments of amounts not exceeding the Target Incentive Amount, a further payment of 40% of any balance in the Incentive Bank (after taking into account any current year additions or reductions) will be made. Amounts in the Incentive Bank are not vested (but see section on Administrative Matters below), do not accrue interest or any other type of return and are subject to reduction for negative financial performance in future years.

In the event an individual has a negative Incentive Bank balance carrying forward from a prior year, any current year Calculated Incentive must first be applied to reduce the negative Incentive Bank balance on a dollar-for-dollar basis. If the negative Incentive Bank balance is greater than the Calculated Incentive, no cash incentive payment will be made for that year and the remaining negative balance will carry forward to the succeeding fiscal year. In the event the Calculated Incentive is in excess of the negative Incentive Bank balance, then a cash payment will be made in an amount not to exceed the individual's Target Incentive Amount. If the Calculated Incentive is in excess of the sum of the amount required to offset the negative Incentive Bank balance and the Target Incentive Amount, such excess will be credited to the individual's Incentive Bank and thereafter treated in accordance with the immediately preceding paragraph.

CORPORATE-WIDE HURDLE RATE

In addition to the provisions set forth above regarding payouts and the Incentive Bank, there is a further hurdle applicable to payments to all Program participants. This additional hurdle is as follows: In any year in which Baldwin's consolidated EP after deducting the after-tax sum of all Calculated Incentive Pools (the "After-Incentive EP"), is a negative number, each Calculated Incentive Pool shall be ratably reduced, on a dollar-for-dollar basis, until Baldwin's consolidated EP is a positive amount. In the event BTI's consolidated After-Incentive EP is negative, each Calculated Incentive Pool within the Company shall be reduced to zero. Consequently, no incentive payouts will be made from any Calculated Incentive Pool for that fiscal year, but payouts will be made from any Incentive Bank in accordance with the provisions set forth in the preceding section.



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ADMINISTRATIVE MATTERS:

1. All Incentive Bank balances will be zero at the inception of the Program

2. All calculations associated with this program for any individual business unit are to be prepared by the business unit, in accordance with the standard format provided by BTI, with appropriate review and approval by the Product Group President. All calculations for the Product Groups and BTI will be performed by BTI.

3. Since our Product Group corporate costs are not "housed" in any legal entity, any incentive costs/liability for a business unit President or Product Group President shall be accounted for, and funded by, the business unit on whose payroll the individual resides.

4. For accounting purposes, estimates of incentive levels should be made on a quarterly basis (initially based on the AOP). Our policy will be to accrue for the entire Calculated Incentive Pool, even if some portion may be banked.

5. Unless stipulated otherwise in a written employment agreement, if an employee participant in the Program leaves the Company prior to the end of a fiscal year, other than for retirement at the normal retirement age or death or permanent disability, no incentive will be paid for the fiscal year during which the employee leaves. In the event of termination due to normal retirement, death or disability the incentive for the year of separation shall be prorated based on the time period actually worked during that fiscal year.

6. All payouts under the Program are to be made no later than 90 days after the end of a fiscal year. There are to be NO interim or mid-year payments under the Program.

7. Amounts credited to an individual Incentive Bank are forfeited if (a) an employee participant voluntarily terminates employment with the Company or (b) the employee is terminated for cause. In the event of termination by the Company without cause, or separation due to death, permanent disability or normal retirement, the full balance in an Employee's Incentive Bank will be paid out within 30 days of separation from employment.

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